Exhibit 10.1

Execution Copy

AGREEMENT AND PLAN OF MERGER

dated as of

July 16, 2010

by and among

YMAX CORPORATION

VOCALTEC COMMUNICATIONS LTD.

and

VOCALTEC MERGER SUB, INC.

TABLE OF CONTENTS

i

List of Exhibits

Exhibit A – Certificate of Merger
Exhibit B – Exchange Agent Agreement
Exhibit C – Irrevocable Instructions to Exchange Agent
Exhibit D – Letter of Transmittal
Exhibit E – Affidavit of Lost Certificate and Indemnity
Exhibit F – Form 6-K
Exhibit G – Press Release
Exhibit H – Amendment to Parent's Articles of Association
Exhibit I - Resignation Letter
Exhibit J – Registration Rights Agreement
Exhibit K – Listing Application

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of July 16, 2010 among YMAX CORPORATION, a Delaware corporation (the “Company”), VocalTec Communications Ltd., a company organized under the laws of the State of Israel (“Parent”) and VocalTec Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Subsidiary”).

WITNESSETH:

WHEREAS, the Board of Directors of the Company has: (a) determined that the merger of Merger Subsidiary with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth herein is advisable; (b) approved this Agreement and the Merger hereunder; and (c) recommended that the Stockholders of the Company approve this Agreement and each of the transactions contemplated hereby, including the Merger; and

WHEREAS, the Board of Directors of the Merger Subsidiary has: (a) determined that the Merger upon the terms and subject to the conditions set forth herein is advisable; (b) approved this Agreement and the Merger hereunder; and (c) recommended that the sole Stockholder of the Merger Subsidiary approve this Agreement and each of the transactions contemplated hereby, including the Merger; and

WHEREAS, the Board of Directors of Parent has approved this Agreement;

WHEREAS, the Stockholders of each of the Company and the Merger Subsidiary have approved the Merger and this Agreement, by means of an action by written consent of their respective Required Stockholders Vote (the "Company Stockholders Written Consent" and the "Merger Subsidiary Stockholders Written Consent", respectively); and

WHEREAS, (i) immediately prior to execution of this Agreement, the Parent's Board of Directors has approved and the Parent has effected a 1-for-5 reverse split (the "Reverse Split") of the issued and outstanding shares of Parent Common Stock, resulting in (i) the number of the issued and outstanding shares of Parent Common Stock being reduced by dividing the number of such issued and outstanding shares immediately prior to the Reverse Split by five and the par value of such shares being multiplied by five and (ii) the number of shares of Parent Common Stock underlying outstanding options and warrants being divided by five and the exercise price of each share of Parent Common Stock underlying such options or warrants being multiplied by five, and (ii) immediately after effecting the Reverse Split, the Parent's articles of association were amended as set forth in Exhibit H.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.01              Definitions

(a)               As used herein, the following terms have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.  As used in this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Applicable Law” means, with respect to any Person, any international, national, federal, state, local, municipal or other law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree or other ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise applied by, or under the authority of, any Governmental Authority of competent jurisdiction that is binding upon or applicable to such Person, as amended unless expressly specified otherwise, and any orders, writs, injunctions, awards, judgments and decrees, applicable to such Person or any of its Subsidiaries, to any of their respective assets, properties or businesses.

“Business Day” means a day, other than Saturday, Sunday or any other day on which commercial banks in New York, New York, or in the State of Israel are authorized or required by Applicable Law to close.

“Code” means the U.S. Internal Revenue Code of 1986.

“Company Balance Sheet” means the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2009 and the notes thereto.

“Company Material Adverse Effect” means any change, effect, event, occurrence, condition, development or state of facts that: (i) has a material adverse effect on the business,  assets, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, or (ii) would prevent the Company from consummating the transactions contemplated by this Agreement; other than, with respect to sub-section (i) hereof, any change, effect, event, occurrence, condition, development or state of facts arising from or relating to: (A) any action taken by the Company or any of its Subsidiaries as contemplated or permitted by this Agreement, (B) the negotiation, announcement, execution, pendency or performance of this Agreement, or the consummation of the Merger (including the impact thereof on the relationship, contractual or otherwise, of the Company and its Subsidiaries with their respective employees, customers, suppliers, partners, or distributors), (C) changes in general worldwide, U.S. or Israeli market or economic conditions (including prevailing interest rate, exchange rate and stock market levels), except to the extent disproportionately affecting the Company and its Subsidiaries compared to other similarly situated companies or businesses operating in any such countries or regions, (D) changes generally affecting the industries in which the Company operates, except to the extent disproportionately affecting the Company and its Subsidiaries compared to other similarly situated participants in such industries, (E) any declaration of war by or against, or an escalation of hostilities involving, or an act of terrorism against, any country where the Company or its major sources of supply have material operations or where the Company or any of its Subsidiaries has sales, except to the extent disproportionately affecting the Company and its Subsidiaries compared to other companies or businesses operating in any such country (and other than such effect that causes any damage or destruction to, or renders physically unusable, any facility or property of the Company or any of its Subsidiaries or otherwise disrupts in any material manner the business or operations of the Company or any of its Subsidiaries), or (F) changes in Applicable Law or GAAP, or changes in general legal, regulatory or political conditions.

“Company Owned IP” means each item of material Intellectual Property owned by the Company or any of its Subsidiaries.

“Company Stock” means the shares of common stock, par value $0.01 per share, of the Company.

“Delaware Law” means the General Corporation Law of the State of Delaware.

“Employee Plan” means, with respect to any Person, (i) each “employee benefit plan” as defined in Section 3(3) of ERISA, (ii) each employment or consultancy agreement with each executive officer or employee or consultant having a scope of responsibilities similar to executive officers in companies of the size and nature of business similar to the relevant Person and (iii) each other plan, policy, agreement or arrangement providing for compensation, bonuses, profit-sharing, stock option or other equity-based compensation or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), medical, dental, vision or prescription benefits, disability or sick leave benefits, life insurance, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment, retirement or pension benefits (including compensation, pension, health, medical or life insurance benefits); in each case, that is maintained, administered, sponsored or contributed to, by such Person, any of its Subsidiaries or any of their respective ERISA Affiliates and covers any current or former director, officer or employee of such Person or any of its Subsidiaries or with respect to which such Person or any of its Subsidiaries has any material liability.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means (i) any government or any state, department, local authority or other political subdivision thereof, (ii) any governmental body, agency, authority (including any central bank, Taxing Authority or transgovernmental or supranational entity or authority), minister or instrumentality (including any court or tribunal) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and(iii) NASDAQ.

“Governmental Authorizations” means, with respect to any Person, all licenses, permits (including construction permits), certificates, waivers, consents, franchises (including similar authorizations or permits), exemptions, variances, expirations and terminations of any waiting period requirements and other authorizations and approvals issued to such Person by or obtained by such Person from any Governmental Authority, or of which such Person has the benefit under any Applicable Law.

“Hazardous Substance” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics that is designated, defined or regulated by any Governmental Authority as “hazardous,” “extremely hazardous,” “toxic,” a “pollutant” or a “contaminant,” including petroleum and its derivatives and by-products, natural gas and other hydrocarbons and asbestos-containing materials.

“Intellectual Property” means any and all intellectual property rights and all rights associated therewith, including, without limitation, rights in or arising out of: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, continuations and continuations-in-part thereof, (ii) all trade secrets and proprietary information, (iii) all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto throughout the world, (iv) all industrial designs and any registrations and applications therefor throughout the world, (v) all mask works and any registrations and applications therefor throughout the world, (vi) all trade names, trade dress, logos, registered Internet domain names, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world, and (vii) any equivalent rights to any of the foregoing throughout the world.

“ISA” means the Israel Securities Authority.

“Israeli Securities Law” means the Israeli Securities Law 1968.

“Knowledge” of a Person means the actual knowledge of any executive officer of such Person who is responsible for such matter in the ordinary course of his or her duties. Reference to knowledge shall also include any knowledge of any fact, circumstance, event or other matter or information which a Person would be reasonably expected to have if that Person had made reasonable inquiries. Without limiting the foregoing, "Knowledge" of Parent shall mean the Knowledge of each of Ido Gur and Joshua Di-nur and "Knowledge" of Company shall mean the Knowledge of each of Daniel Borislow and Peter Russo.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, security interest or encumbrance in respect of that property or asset.  For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“NASDAQ” means The NASDAQ Stock Market.

“1933 Act” means the U.S. Securities Act of 1933.

“1934 Act” means the U.S. Securities Exchange Act of 1934.

“Parent Financial Statements” means the consolidated financial statements of Parent and its Subsidiaries as of and for the year ended December 31, 2009, and the footnotes therein, all as set forth in Parent 20-F.

“Parent Common Stock” means ordinary shares, par value NIS 0.65 per share, of Parent (which par value reflects the Reverse Split).

“Parent Material Adverse Effect” means any change, effect, event, occurrence, condition, development or state of facts that:  (i) has a material adverse effect on the business, assets, results of operations or financial condition of Parent and its Subsidiaries, taken as a whole, or, (ii) would prevent Parent from consummating the transactions contemplated by this Agreement; other than, with respect to sub-section (i) hereof, any change, effect, event, occurrence, condition, development or state of facts arising from or relating to: (A) any action taken by Parent or any of its Subsidiaries as contemplated or permitted by this Agreement, (B) the negotiation, announcement, execution, pendency or performance of this Agreement, or the consummation of the Merger (including the impact thereof on the relationship, contractual or otherwise, of Parent and its Subsidiaries with their respective employees, customers, suppliers, partners, or distributors), (C) changes in general worldwide, U.S. or Israeli market or economic conditions (including prevailing interest rate, exchange rate and stock market levels), except to the extent disproportionately affecting Parent and its Subsidiaries compared to other similarly situated companies or businesses operating in any such countries or regions, (D) changes generally affecting the industries in which Parent operates, except to the extent disproportionately affecting Parent and its Subsidiaries compared to other similarly situated participants in such industries, (E) any declaration of war by or against, or an escalation of hostilities involving, or an act of terrorism against, any country where Parent or its major sources of supply have material operations or where Parent or any of its Subsidiaries has sales, except to the extent disproportionately affecting Parent and its Subsidiaries compared to other companies or businesses operating in any such country (and other than such effect that causes any damage or destruction to, or renders physically unusable, any facility or property of Parent or any of its Subsidiaries or otherwise disrupts in any material manner the business or operations of Parent or any of its Subsidiaries, and (F) changes in Applicable Law or GAAP, or changes in general legal, regulatory or political conditions.

“Parent 20-F” means Parent’s annual report on Form 20-F for the fiscal year ended December 31, 2009, filed with the SEC on May 12, 2010.

“Parent Owned IP” means each item of material Intellectual Property owned by Parent or any of its Subsidiaries.

“Permitted Liens” means (i) Liens set forth or adequately provided for in the Company Financial Statements or Parent Financial Statements, as applicable, (ii) Liens for Taxes not yet due or being contested in good faith, (iii) landlord’s, mechanic’s, materialman’s, carrier’s, repairer’s and other similar Liens arising or incurred in the ordinary course of business or not yet due or being contested in good faith , and (iv) Liens that do not materially interfere with the use of the property or assets to which such Lien relates.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Representatives” means, with respect to any Person, the directors, officers, financial advisors, attorneys, accountants, agents and other authorized representatives of that Person, acting in such capacity.

“Required Stockholders Vote” means, with respect to each resolution of the Stockholders of Parent, Merger Subsidiary or Company, the majority required to approve such resolution.

“Sarbanes-Oxley Act” means the U.S. Sarbanes-Oxley Act of 2002.

“SEC” means the U.S. Securities and Exchange Commission.

“Stockholder” means a Person holding shares of common stock or preferred stock in a company.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having voting power to elect a majority of the board of directors or other persons performing similar functions are at any time, directly or indirectly, owned by such Person.

“Tax” means (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign), and any liability for any of the foregoing as transferee, (ii) in the case of a Person or any of its Subsidiaries, liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of such Person or any of its Subsidiaries to a Taxing Authority is determined or taken into account with reference to the activities of any other Person, and (iii) liability of the Person or any of its Subsidiaries for the payment of any amount as a result of being party to any Tax Sharing Agreement or with respect to the payment of any amount imposed on any Person of the type described in (i) or (ii) as a result of any existing express or implied agreement or arrangement (including an indemnification agreement or arrangement).

“Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

“Tax Sharing Agreements” means all existing agreements or arrangements (whether or not written) binding a Person or any of its Subsidiaries that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability.

“Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than Parent or any of its Affiliates or Representatives.

Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreement	Preamble
Balance Sheet Date	Section 4.07(a)
Certificates	Section 2.03(a)
Certificate of Merger	Section 2.01(b)
Closing	Section 2.01(c)
Closing Date	Section 2.01(c)
Company	Preamble
Company Disclosure Schedule	Article 4
Company Financial Statements	Section 4.07(a)
Effective Time	Section 2.01(d)
Exchange Agent	Section 2.03(a)
Grants	Section 5.10
Letter of Transmittal	Section 2.03(a)
Merger	Preamble
Merger Consideration	Section 2.02(a)
Merger Subsidiary	Preamble
Parent	Preamble
Parent Disclosure Schedule	Article 5
Parent SEC Documents	Section 5.06(a)
Allocation Certificate	Section 4.05(f)
Surviving Corporation	Section 2.01(a)
Tax Items	Section 4.13(a)

Section 1.02              Other Definitional and Interpretative Provisions.

The words “hereof,” “herein” and “hereunder” and words of like import used herein shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  References to Articles, Sections, Annexes, Exhibits and Schedules are to Articles, Sections, Annexes, Exhibits and Schedules of this Agreement unless otherwise specified.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Annex, Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined herein.  Any singular term herein shall be deemed to include the plural, and any plural term the singular.  Whenever the words “include,” “includes” or “including” are used herein, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import.  “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.  References to any statute are to that statute, as amended from time to time, and to the rules and regulations promulgated thereunder.  References to any specific agreement or contract are to that agreement or contract as amended, modified or supplemented prior to the date hereof in accordance with the terms thereof.  References to “$” and “dollars” are to the currency of the United States.  References to NIS are to the currency of the State of Israel.  References to any Person include the successors and permitted assigns of that Person.  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.  References to “law,” “laws” or to a particular statute or law shall be deemed also to include any Applicable Law.

ARTICLE 2
The Merger; Related Actions

Section 2.01              The Merger.

(a)               Upon the terms and subject to the conditions set forth herein, in the Certificate of Merger filed pursuant to Section 2.01(d) and the Delaware Law, at the Effective Time, Merger Subsidiary shall be merged (the “Merger”) with and into the Company in accordance with Delaware Law, whereupon the separate existence of Merger Subsidiary shall cease and the Company shall be the surviving corporation in the Merger under the name YMax Corporation (the “Surviving Corporation”).

(b)               The Merger shall have the effects set forth in this Agreement, in the Certificate of Merger and in the Delaware Law. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under the applicable provisions of Delaware Law.

(c)               The consummation of the Merger (the “Closing”) shall take place (i) via an electronic closing in which separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, will first be delivered by a facsimile or electronic mail exchange of signature pages, with originals to follow by reputable overnight courier addressed to each party’s counsel and (ii) immediately after execution of this Agreement, subject to satisfaction or waiver of the last to be satisfied or waived of the conditions to the Merger set forth in Article 7 (the date upon which the Closing occurs, the “Closing Date”).

(d)               At the Closing, the Company and Merger Subsidiary shall file a certificate of merger with the Delaware Secretary of State, in the form attached hereto as Exhibit A (the "Certificate of Merger") and make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State the “Effective Time”).

Section 2.02              Conversion of Shares.  At the Effective Time:

(a)               except as otherwise provided in Section 2.02(b) and Section 2.02(c), each share of Company Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive 0.10 share of Parent Common Stock, reflecting the Reverse Split (with any fractional shares of Parent Common Stock resulting from the foregoing conversion being rounded up, the “Merger Consideration”). The allocation of Merger Consideration to Company Stockholders shall be performed by Parent based and in complete reliance on the certificate (the "Allocation Certificate") provided by the Company to Parent concurrently with this Agreement, and the Company represents that the Allocation Certificate is true and correct in all respects. The Company represents that the Allocation Certificate sets forth accurately and completely all of the following information: (i) the names of all the Company Stockholders and their respective addresses; (ii) the number of shares of Company Stock held by such Persons (which constitutes the entire ownership interest of such Person in the issued and outstanding Company Stock or voting securities of the Company as of the date hereof) and the respective certificate numbers; and (iii) the number of shares of Parent Common Stock issuable to such Person out of the Merger Consideration. Parent shall have no obligation to examine the accuracy of, nor any liability with respect to the allocation of Merger Consideration performed in accordance with, the Allocation Certificate;

(b)               any Company Stock held by the Company immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto;

(c)               each share of Company Stock held by Parent, Merger Subsidiary and any other wholly owned Subsidiary of Parent immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto; and

(d)               each share of Common Stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation, with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 2.03              Surrender and Payment.

(a)               Parent has appointed American Stock Transfer & Trust Company (the “Exchange Agent”) for the purpose of exchanging for the Merger Consideration certificates representing shares of Company Stock (the “Certificates”), in accordance with the Exchange Agent Agreement, a copy of which is attached hereto as Exhibit B.  At the Effective Time, Parent shall provide to the Exchange Agent irrevocable instructions, in the form attached hereto as Exhibit C, with respect to the issuance of the Merger Consideration upon surrender of Certificates and properly completed Letters of Transmittal.  Promptly after the Effective Time, and in any event within two Business Days thereafter, the Exchange Agent will send, to each holder of Company Stock at the Effective Time, in accordance with the list which was provided by the Company to Parent concurrently with this Agreement (the “Shareholders List”), a letter of transmittal, which will include Form W-8 and W-9 (the “Letter of Transmittal”) in the form attached hereto as Exhibit D. The Letter of Transmittal shall be sent to Company Stockholders in complete reliance on the Shareholders List and Parent shall not take any action to confirm its accuracy. Parent shall have no liability with respect to incorrect addresses listed on the Shareholders List, and all liability thereof shall be borne by the Company.

(b)               Each holder of shares of Company Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon surrender to the Exchange Agent of a Certificate, together with a properly completed Letter of Transmittal (including the Form W-8 or W-9, as applicable), the Merger Consideration in respect of each share of Company Stock represented by such Certificate.  The shares of Parent Common Stock constituting the Merger Consideration shall be issued in physical certificates, which shall carry a legend in substantially the following form:

"THE SHARES EVIDENCED HEREBY WERE ISSUED IN TRANSACTIONS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY ONLY BE TRANSFERRED (I) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR (II) IN A TRANSACTION EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE ACT, AND IN ACCORDANCE WITH APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES."

Until so surrendered or transferred, as the case may be, each Certificate shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration upon surrendering the Certificate and a fully completed Letter of Transmittal of the holder of such Certificate. To the extent a holder of shares of Company Stock fails to deliver to the Exchange Agent a complete Form W-9 or W-8, as applicable, such holder shall be required, as a condition to receiving the Merger Consideration, to deposit with the Exchange Agent an amount equal in cash to the withholding liability applicable to the Merger Consideration payable to such holder, which amount shall be determined by Parent.

(c)               No portion of the Merger Consideration shall be paid to anyone but the Person in whose name the surrendered Certificate is registered.

(d)               After the Effective Time, there shall be no further registration of transfers of Company Stock outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration in accordance with the procedures set forth in this Article 2; provided that in no event shall the Merger Consideration exceed 10,562,895 shares of Parent Common Stock (reflecting the Reverse Split).

(e)               Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.03(a) that remains unclaimed by the holders of Company Stock six months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged such shares for the Merger Consideration in accordance with this Section 2.03 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration in respect of such Company Stock.  Notwithstanding the foregoing, Parent shall not be liable to any holder of Company Stock for any amounts properly paid to a public official pursuant to applicable abandoned property, escheat or similar laws.  Any amounts remaining unclaimed by holders of Company Stock two years after the Effective Time (or such earlier date immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by Applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(f)               No dividends or other distributions with respect to Parent Common Stock constituting part of the Merger Consideration shall be paid to the holder of any Certificates not surrendered until such Certificates are surrendered or transferred, as the case may be, together with all other required documents as provided in this Section 2.03.  Following such surrender or transfer, there shall be paid, without interest, to the Person in whose name the shares of Parent Common Stock have been registered, (i) at the time of such surrender or transfer, the amount of all dividends or other distributions with a record date after the Effective Time previously paid with respect to such shares, and (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to such shares with a record date after the Effective Time and prior to surrender or transfer, and with a payment date subsequent to surrender or transfer.

Section 2.04              Fractional Shares.

No fractional shares of Parent Common Stock shall be issued in the Merger.  All fractional shares of Parent Common Stock that a holder of Company Stock would otherwise be entitled to receive as a result of the Merger shall be aggregated and if a fractional share results from such aggregation, such fractional share shall be rounded up to the nearest whole share.

Section 2.05              Withholding Rights.

Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Company Stock pursuant to this Article 2 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of Tax law or any other Applicable Law.

Section 2.06              Lost Certificates.

If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit in the form attached hereto as Exhibit E of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation or the Exchange Agent, the posting by such Person of a bond, in such reasonable amount as the Exchange Agent, Parent or the Surviving Corporation may direct, as indemnity against any claim that may be made against the Exchange Agent, Parent or the Surviving Corporation with respect to such Certificate, the Exchange Agent shall pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Company Stock represented by such Certificate, as contemplated by this Article 2.

ARTICLE 3
The Surviving Corporation

Section 3.01              Certificate of Incorporation and Bylaws.

By virtue of the Merger and without any action on the part of the Merger Subsidiary or the Company, the Certificate of Incorporation of the Company in effect at the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, and the Bylaws of Merger Subsidiary as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, in each case, until amended in accordance with Applicable Law.

Section 3.02              Directors and Officers.

From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (i) the directors of the Company at the Effective Time shall be the directors of the Surviving Corporation, and (ii) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation, in each case except as provided herein.

ARTICLE 4

Representations and Warranties of the Company

Except as disclosed in the Company Disclosure Schedule delivered to Parent contemporaneously with the execution and delivery of this Agreement (the “Company Disclosure Schedule”), the Company represents and warrants to Parent that:

Section 4.01              Corporate Existence and Power.

The Company is a company duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all Governmental Authorizations required to carry on its business as now conducted.  The Company is duly qualified or licensed to do business as a foreign corporation and, to the extent applicable, is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Schedule 4.01 of the Company Disclosure Schedule contains a true and complete copy of the Certificate of Incorporation and Bylaws of the Company as currently in effect.

Section 4.02              Corporate Authorization.

(a)               The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and have been duly authorized by all necessary corporate action on the part of the Company.  This Agreement has been duly executed and delivered by the Company, and assuming due authorization, execution and delivery by Parent and Merger Subsidiary, constitutes a valid and binding agreement of the Company enforceable in accordance with its terms, subject, as to enforcement, to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance and similar laws relating to creditors’ rights and to general principles of equity.

(b)               At a meeting duly called, held and conducted, the Company’s Board of Directors has (i) determined that this Agreement and the transactions contemplated hereby are fair to, and in the best interests of, the Company and its Stockholders, (ii) approved and adopted this Agreement and the transactions contemplated hereby, and (iii) resolved to recommend the approval and adoption of this Agreement and the Merger by the Company Stockholders. Section 4.02(b) of the Company Disclosure Schedule contains a true and complete copy of the Company Board of Directors resolution. Such Company Board of Directors resolution has been adopted in full compliance with the requirements under Delaware Law and the Company's Certificate of Incorporation and Bylaws.

(c)               Section 4.02(c) of the Company Disclosure Schedule contains a true and complete copy of the Company Stockholders Written Consent approving this Agreement and the transactions contemplated herein, including the Merger. The Company Stockholders Written Consent has been adopted in full compliance with the requirements under Delaware Law and the Company's Certificate of Incorporation and Bylaws (including, without limitation, with respect to notice and the material to be provided to each Company Stockholder in advance of the adoption of such written consent).

Section 4.03              No Conflict.

The execution, delivery and performance by Company of this Agreement do not, and the consummation by the Company of the transactions contemplated hereby will not, (i) conflict with or result in any breach or violation of any provision of the Company Certificate of Incorporation or Bylaws or any similar organizational documents of any of its Subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, amendment, cancellation or acceleration or the creation or acceleration of any right or obligation under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, loan, credit agreement, lease, license, permit, concession, franchise, purchase order, sales order contract, agreement or other instrument, understanding or obligation, whether written or oral, to which the Company or any of its Subsidiaries is a party or by which any of its properties or assets may be bound, or (iii) conflict with or violate any Applicable Law governing the Company or any Subsidiary thereof or by which any of their respective properties or assets are bound or affected or violate any judgment, order, writ, preliminary or permanent injunction or decree applicable to the Company, any of its Subsidiaries or any of their properties or assets.

Section 4.04              Governmental Authorization.

The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no consent, approval, order or authorization of, or registration, declaration, filing with, or action by or in respect of any Governmental Authority, other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company conducts business (whether or not qualified to conduct business in such states), (ii) compliance with any applicable requirements of the 1933 Act, the 1934 Act, and any other applicable securities or takeover laws, and the rules and regulations of NASDAQ; and (iii) any actions or filings the absence of which would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.05              Capitalization.

(a)               The authorized share capital of the Company consists of 500,000,000 shares of Company Stock.  As of the close of business on July 15, 2010, there were outstanding (i) 105,628,895 shares of Company Stock, (ii) no shares of preferred stock of the Company, and (iii) no options, warrants or other rights to purchase any shares of Company Stock.  All outstanding shares of Company Stock have been duly authorized and validly issued and are fully paid and non-assessable, and have not been issued in violation of any Applicable Law, the Company's Certificate of Incorporation or Bylaws or, if applicable, all requirements set forth in any applicable contract (including any preemptive or similar rights).  No Subsidiary of the Company owns any shares of Company Stock. Neither the Company nor any Subsidiary has agreed to register any securities under the Securities Act or under any state securities law or granted registration rights to any individual or entity that, in either case, would apply to the Parent Common Stock to be received by the Stockholders of the Company pursuant to the Merger.

(b)               Except as set forth in Section 4.05(a) herein, there are no outstanding (i) shares of capital stock of, or other voting securities or ownership interests in, the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock of, or other securities or ownership interests in, the Company, (iii) subscriptions, options, warrants, puts, calls, phantom stock rights, stock appreciation rights, stock-based performance units, agreements, understandings, claims or other commitments or rights of any type granted or entered into by the Company or any of its Subsidiaries relating to the issuance, sale, repurchase or transfer of any securities of the Company or that give any Person the right to receive any economic benefit derived from the economic benefits and rights of securities of the Company, or (iv) obligations of the Company or any of the Company's Subsidiaries to repurchase, redeem or otherwise acquire any securities of the Company or any of the Company's Subsidiaries to dispose of any shares of the capital stock of the Company or any of the Company's Subsidiaries which, with respect to clause (iv) only, would apply to the Parent Common Stock to be received by the Stockholders of the Company pursuant to the Merger.

(c)               Except for the capital stock of its Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any entity. The Company is not subject to any obligation or requirement to provide funds or to or make any investment (in the form of a loan, capital contribution or otherwise) in any other Person.

(d)               Immediately following the Effective Time, there will be no contracts or arrangements (including, without limitation, proxies) relating to voting of shares of Company Stock: (i) between or among the Company and any of its Stockholders, and (ii) as far as the Company is aware, between or among any of the Company Stockholders. The Company has made available to Parent all agreements or arrangements (whether oral or in writing) granting to any Company Stockholder transfer-related rights or imposing transfer-related obligations (such as tag along, co-sale rights, preemptive rights, rights of first refusal etc.), if any.

(e)               There are no outstanding loans, debts or convertible debts contracts, notes, or other arrangements between or among the Company and any of its Stockholders.

(f)               Based on representation letters executed by each Company Stockholder prior to the date hereof (collectively, the "Rep Letters"), or other sources, there are no more than 35 Stockholders of the Company that are not either "accredited investors", as such term is defined in Regulation D promulgated under the 1933 Act, or non-“US Persons”, as such term is defined in Regulation S promulgated under the 1933 Act, provided such non-"US Persons" are outside the United States at the Effective Time. No Stockholder of the Company will be, immediately after the Effective Time, in violation of Section 328(a) of the Israeli Companies Law - 1999 with respect to shares of Parent Common Stock.

Section 4.06              Subsidiaries.

(a)               Each Subsidiary of the Company (i) is a legal entity duly formed, validly existing and, to the extent applicable, in good standing under the laws of its jurisdiction of formation, (ii) has all organizational powers to carry on its business as now conducted, and (iii) is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where that qualification is necessary except, in the case of (iii) above, for any failure to be so qualified that is not reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Section 4.06 of the Company Disclosure Schedule contains a true and complete list of all Subsidiaries of the Company, their respective capitalization, jurisdictions of incorporation and their organizational documents and certificates of incorporations (or equivalent document).

(b)               All of the outstanding shares of capital stock of, or other voting securities or ownership interests in, each Subsidiary of the Company are wholly owned by the Company, directly or indirectly, free and clear of any Lien, except for Permitted Liens, and are duly authorized, validly issued, fully paid and non-assessable.  There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock of, or other voting securities or ownership interests in, any Subsidiary of the Company, or (ii) subscriptions, options, warrants, puts, calls, phantom stock rights, stock appreciation rights, stock-based performance units, agreements, understandings, claims or other commitments or rights of any type granted or entered into by the Company or any of its Subsidiaries relating to the issuance, sale, repurchase or transfer of any securities of any Subsidiary of the Company or that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights of securities of any Subsidiary of the Company. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the items listed in clauses (i) and (ii) above.

Section 4.07              Financial Statements.

(a)               Section 4.07(a) of the Company Disclosure Schedule contains a true and complete copy of the consolidated audited financial statements of the Company for and as of the year ended December 31, 2009 and consolidated unaudited financial statements of the Company for and as of the quarter ended March 31, 2010 (in each case, including any notes thereto) (the “Company Financial Statements”, and March 31, 2010 is referred to as the "Balance Sheet Date").

(b)               The Company Financial Statements (i) are derived from and in accordance with the books and records of the Company, (ii) complied as to form in all material respects with applicable accounting requirements with respect thereto as of their respective dates, (iii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and consistent with each other, and (iv) fairly present the consolidated financial position of the Company and its Subsidiaries as of the dates therein indicated and the results of operations and cash flows for the periods then ended.

(c)               Except (i) as disclosed in the Company Financial Statements, (ii) for liabilities and obligations incurred in the ordinary course of business and consistent with past practice of the Company and its Subsidiaries since the Balance Sheet Date, or (iii) for liabilities and obligations arising under this Agreement, neither the Company nor any of its Subsidiaries has any liability, commitment or obligation of any nature (matured or un matured, absolute or accrued, fixed or contingent or otherwise) required by GAAP to be reflected or reserved against on a consolidated balance sheet of the Company, subject, in the case of any unaudited financial statements, to standard audit adjustments. Except for obligations and liabilities reflected in the Company Financial Statements, the Company has no material off balance sheet obligation or liability of any nature (matured or un-matured, fixed or contingent) to, or any financial interest in, any third party or entities, the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of debt expenses incurred by the Company or any Subsidiary thereof.

(d)               Section 4.07(d) of the Company Disclosure Letter accurately lists all indebtedness of the Company and its Subsidiaries for money borrowed not reflected on the Company Financial Statements.

Section 4.08              Absence of Certain Changes or Events.

Since December 31, 2009 through the date of this Agreement, each of the Company and its Subsidiaries has conducted its businesses only in the ordinary course and in a manner consistent with past practice and there has not been a Company Material Adverse Effect.  Since December 31, 2009, there has not been (i) any determination with respect to, or any declaration, setting aside or payment of, any dividend or other distribution with respect to shares of Company Stock or shares of a Company Subsidiary's Common Stock, or of or any redemption, purchase or other acquisition of any Company Stock, or any liability incurred for dividends accrued and unpaid by the Company, (ii) any split, combination or reclassification of any Company Stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Stock, (iii) (A) any granting by the Company or any of its Subsidiaries to any executive officer or director of the Company or any of its Subsidiaries of any increase in cash compensation, (B) any granting by the Company or any of its Subsidiaries to any such executive officer or director of any increase in severance or termination pay, (C) any granting by the Company or any of its Subsidiaries to any such executive officer, director or other key employees of any loans or any increases to outstanding loans, (D) except employment arrangements in the ordinary course of business consistent with past practice with employees other than any executive officer of the Company, any entry by the Company or any of its Subsidiaries into any employment, severance or termination agreement with any such employee or executive officer or director or (E) except in the ordinary course of business, any increase in or establishment of any bonus, insurance, deferred compensation, pension, retirement, profit-sharing or other employee benefit plan or agreement or arrangement, (iv) any material damage, destruction or loss, whether or not covered by insurance with respect to the properties of the Company or its Subsidiaries, (v) any payment to an Affiliate of the Company other than in the ordinary course of business consistent with past practice, (vi) any Lien placed upon any of the material properties or assets of the Company or any of its Subsidiaries other than licenses with regard to the Company's material Intellectual Property or rights thereto in the ordinary course of business consistent with past practice, (vii) any material change in accounting methods, principles or practices by the Company or (viii) any licensing or other agreement with regard to the acquisition or disposition of any of the Company's material Intellectual Property or rights thereto other than licenses or other agreements in the ordinary course of business consistent with past practice.

Section 4.09              Finders’ Fees.

There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from any Person in connection with the transactions contemplated by this Agreement.

Section 4.10              Antitakeover Laws.

To the Knowledge of the Company, no “fair price,” “control share acquisition,” “moratorium” or other antitakeover laws, other than those with which this Agreement complies, apply or purport to apply to this Agreement, or any of the transactions contemplated hereby or thereby.  The Company does not have a shareholder rights plan or “poison pill.”

Section 4.11              Litigation.

Except as disclosed in the Company Financial Statements, there is no material suit, proceeding, claim, mediation, arbitration or investigation pending or, to the Company’s Knowledge, threatened, against the Company, any of its Subsidiaries, or any of their respective assets or properties, by or before any Governmental Authority.  There is no continuing judgment, decree, injunction or order against the Company or any Subsidiary, any of their respective assets or properties.

Section 4.12              Employee Plans; Labor Matters.

(a)               Neither the Company nor any ERISA Affiliate thereof nor any predecessor thereof sponsors, maintains or contributes to, or has in the past sponsored, maintained or contributed to, any Employee Plan subject to Title IV of ERISA.

(b)               Neither the Company nor any ERISA Affiliate thereof nor any predecessor thereof contributes to, or has in the past contributed to, any multiemployer plan, as defined in Section 3(37) of ERISA.

(c)               There are no actions, suits or claims pending (other than routine claims for benefits), or threatened against, or with respect to, any of the Company's Employee Plans or their assets, and there is no basis for any such action, suit or claim.

(d)               The Company and its Subsidiaries have substantially performed all obligations, whether arising by operation of Applicable Law or by contract, required to be performed by them in connection with the Company's Employee Plans.

(e)               (i) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining or other labor union contracts, (ii) no collective bargaining agreement or other labor union contract is being negotiated by the Company or any of its Subsidiaries, and (iii) there is no pending or, to the Company's Knowledge, threatened labor dispute (including a dispute or claim by a present or former employee or independent contractor performing services for the Company or any of its Subsidiaries, including with respect to overtime pay, wages, salaries), strike or work stoppage against the Company or any of its Subsidiaries, as would reasonably be expected to have a Company Material Adverse Effect.

(f)               The Company and its Subsidiaries are and have been in compliance in all material respects with all labor and employment related Applicable Laws.

Section 4.13              Taxes.

(a)               (i) The Company and each of its Subsidiaries have paid (or have had paid on their behalf) or have withheld and remitted to the appropriate Taxing Authority all income taxes due and payable and, to the Company's Knowledge, all other Taxes due and payable, or have established (or have had established on their behalf and for their sole benefit and recourse) in accordance with GAAP an adequate accrual for all material Taxes through the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books except for such Taxes as are or will be contested in good faith by appropriate proceedings, (ii) no penalty, interest or other charge is due with respect to the late filing by the Company or any subsidiary thereof of any Tax Return or late payment of any Tax, and (iii) no Tax Return of either the Company or any Subsidiary thereof is currently subject to any pending audit.

(b)               There is no written claim against the Company or any of its Subsidiaries for any Taxes, and no assessment, deficiency or adjustment has been asserted, proposed or threatened in writing with respect to any Tax Return of or with respect to the Company or any of its Subsidiaries.

(c)               Neither the Company nor any of its Subsidiaries has entered into any Tax allocation, sharing or indemnity agreement under which the Company or its Subsidiaries could become liable to another Person (other than the Company or its Subsidiaries) as a result of the imposition of Tax upon such Person, or the assessment or collection of Tax.

Section 4.14              Insurance.

The Company and each of its Subsidiaries has in full force and effect insurance policies providing insurance in such amounts and against such risks as each of the Company and its Subsidiaries reasonably has determined to be prudent in accordance with the conduct of their respective businesses. Section 4.14 of the Company Disclosure Schedule lists all such insurance policies. The Company has not received any written notice from any insurance provider that any of the currently effective insurance policies shall not be renewed on terms substantially identical to the current terms of such policy.

Section 4.15              Properties.

(a)               The Company and each of its Subsidiaries has good and marketable title to, or in the case of leased properties and assets, valid leasehold interests in, all of their properties and assets and all properties and assets leased to them, respectively in each case that are material to the Company and its Subsidiaries taken as a whole and are required by them to conduct their respective businesses as currently conducted, free and clear of all Liens, except for dispositions of such properties or assets in the ordinary course of business consistent with past practice and except for Permitted Liens. All leases pursuant to which the Company or any of its Subsidiaries lease from others real or personal property are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default of the Company or any of its Subsidiaries or, to the Company's Knowledge, any other party (or any event which with notice or the lapse of time, or both, would constitute a material default and in respect of which the Company or any of its Subsidiaries has not taken adequate measures to prevent such default from occurring) that, in each case would be material to the Company and its Subsidiaries taken as a whole.

(b)               Neither the Company nor any of its Subsidiaries owns any real property.

(c)               The representations and warranties set forth in this Section 4.15 do not apply to Intellectual Property, or other intellectual property assets or rights.

Section 4.16              Intellectual Property.

(a)               To the Company's Knowledge, it has title and ownership to or license to use all Intellectual Property necessary for its business as now conducted and as currently proposed to be conducted. To the Company’s Knowledge, as of the date hereof, the business and operations of the Company and its Subsidiaries as they are currently conducted do not conflict with or infringe any Intellectual Property or the rights of any Third Party where such infringement, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect (“Company Material Infringements”).

(b)               Except as reflected in the Company Financial Statements, the Company has not received from any other Person any written notification with respect to any Company Material Infringements.

(c)               Except as may be required by Applicable Law, there are no material restrictions on the Company's ability to market, offer for sale, sell, license, transfer, use, make, have made, distribute, modify, disclose or otherwise exploit any of the Company's Intellectual Property.

(d)               Except as reflected in the Company Financial Statements, no procedures have been commenced in any jurisdiction, nor have any been, to the Company's Knowledge, threatened, which would be reasonably expected to result in (i) the cancellation of any Company issued patent, registered trademark or service mark or registered copyright or (ii) the failure to issue any patent, trademark or service mark or copyright registration application.

(e)               The Company has taken security measures, including measures against unauthorized disclosure, to protect the secrecy, confidentiality and value of the Company's Intellectual Property, which measures are reasonable and customary in the industry in which the Company operates.

Section 4.17              Material Contracts.

With respect to each contract that is material to the business of the Company and its Subsidiaries, (i) as of the date hereof, such contract is in full force and effect, and is valid and enforceable by the Company or the applicable Subsidiary in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Applicable Laws relating to or affecting the enforcement of creditors' rights generally and legal principles of general applicability governing the availability of equitable remedies (whether considered in a proceeding in equity or at law or under applicable legal codes), and (ii) neither the Company nor any of its Subsidiaries is in breach or default thereof, nor have the Company or any of its Subsidiaries received written notice that the Company or any of its Subsidiaries is in breach or default thereof, except for a breach or default that would not reasonably be expected to result in a material adverse effect on the business, assets, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole.

Section 4.18              Environmental; Health and Safety.

No claim, action, suit, litigation, proceeding or investigation has been filed or commenced against the Company or any of its Subsidiaries alleging any failure to comply with any Applicable Laws concerning the environment, public health and safety or employee health and safety.  Neither the Company nor any of its Subsidiaries has any liability under any Applicable Law or common law remedy concerning the release or threatened release of hazardous substances, public health and safety, or pollution or protection of the environment.

Section 4.19              Interested Party Transactions.

(a)               None of (a) the officers, directors or major Stockholders of the Company or any Subsidiary thereof, or (b) to the Knowledge of the Company any immediate family member of any officer, director or major Stockholder of the Company is a party to, nor is any of such Persons otherwise directly or indirectly interested in, any material contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective material assets or properties may be bound or affected, except for normal compensation for services as an officer, director, employee or consultant thereof.  All the Company's interested party transactions were duly approved and received all necessary approvals under any Applicable Law and the Company's governing documents and agreements.

(b)               Neither the Company nor any of its Subsidiaries is indebted to any of their respective directors, officers, employees, consultants or agents (except for current salary payments and reimbursement of ordinary expenses), and no such Person is indebted to the Company or any of its Subsidiaries.

Section 4.20              Compliance with Applicable Law; Governmental Authorizations.

(a)           Each of the Company and each Subsidiary thereof has complied with and is not in violation of, and has not received any written notices of violation with respect to, any Applicable Law, the failure to comply with or violation of would reasonably be expected to have a material adverse effect on the business, assets, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole.

(b)           Other than those Governmental Authorizations the failure of which to obtain would not reasonably be expected to have a material adverse effect on the business, assets, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole: each of the Company and each Subsidiary has obtained each Governmental Authorization (i) pursuant to which the Company or any Subsidiary thereof currently operates or holds any interest in any of its assets or properties or (ii) that is required for the operation of the Company's or any of its Subsidiaries' business or the holding of any such interest; and all such Governmental Authorizations are in full force and effect.

(c)           Except as reflected in the Company Financial Statements, neither the Company nor any Subsidiary thereof has received any written notice or other written communication or, to the Company's Knowledge, any oral communication or notice from any Governmental Authority regarding (i) any actual or possible violation of any Governmental Authorization or any failure to comply with any term or requirement of any Governmental Authorization or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization which would reasonably be expected to have a Company Material Adverse Effect. None of the Governmental Authorizations will be terminated or impaired, or will become terminable, in whole or in part, solely as a result of the consummation of the transactions contemplated hereunder, except for any Governmental Authorization the loss of which would not reasonably be expected to result in a material adverse effect on the business, assets, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole.

Section 4.21              No Reliance.

Parent acknowledges that the Company has not made and is not making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Section 4.

ARTICLE 5
Representations and Warranties of Parent

Except as expressly disclosed in Parent SEC Documents filed prior to the date hereof, or as set forth in Parent Disclosure Schedule delivered to the Company contemporaneously with the execution and delivery of this Agreement (the “Parent Disclosure Schedule”), Parent represents and warrants to the Company that:

Section 5.01              Corporate Existence and Power.

Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all Governmental Authorizations required to carry on its business as now conducted.  Parent has heretofore made available to the Company true and complete copies of the Articles of Association of Parent and the certificate of incorporation and bylaws of Merger Subsidiary, each as currently in effect.  Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement.

Section 5.02              Corporate Authorization.

(a)               The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Parent and Merger Subsidiary and have been duly authorized by all necessary corporate action on the part of each of Parent and Merger Subsidiary.  This Agreement has been duly executed and delivered by Parent and Merger Subsidiary, and assuming due authorization, execution and delivery by the Company, constitutes a valid and binding agreement of each of Parent and Merger Subsidiary enforceable in accordance with its terms, subject, as to enforcement, to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance and similar laws relating to creditors’ rights and to general principles of equity.

(b)               At a meeting duly called and held, Merger Subsidiary’s Board of Directors has: (i) determined that this Agreement and the transactions contemplated hereby are fair to, and in the best interests of, Merger Subsidiary and its Stockholder, (ii) approved and adopted this Agreement and the transactions contemplated hereby, and (iii) resolved to recommend the approval and adoption of this Agreement and the Merger by the Merger Subsidiary's Stockholder. Section 5.02(b) of Parent Disclosure Schedule contains a true and complete copy of the Merger Subsidiary’s Board of Directors resolution.

(c)               Section 5.02(c) of Parent Disclosure Schedule contains a true and complete copy of the Merger Subsidiary Stockholders Written Consent approving this Agreement and the transactions contemplated herein, including the Merger.

(d)               At a meeting duly called and held, Parent's Board of Directors has approved this Agreement and the Merger. Section 5.02(d) of Parent Disclosure Schedule contains a true and complete copy of the Parent's Board of Directors resolution

Section 5.03              Governmental Authorization.

The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of a certificate of merger with the Delaware Secretary of State, (ii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable securities or takeover laws, and the rules and regulations of NASDAQ (including submission to NASDAQ, simultaneously herewith, of the NASDAQ Listing Application in the form of Exhibit K), and (iii) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  Subject to the truth and accuracy of the representations to be set forth in each Letter of Transmittal, the offer, sale and issuance of the shares of Parent Common Stock as Merger Consideration as contemplated by this Agreement are exempt from the registration requirements of any applicable securities laws.

Section 5.04              Capitalization.

(a)               The authorized share capital of Parent consists of 30,000,000 ordinary shares, par value NIS 0.65 per share (reflecting the Reverse Split).  As of the date hereof, there are outstanding 1,173,293 shares of Parent Common Stock (reflecting the Reverse Split, as such number may be adjusted to reflect the rounding of fractional shares resulting from the Reverse Split), employee stock options to purchase an aggregate of 548,422 shares of Parent Common Stock (reflecting the Reverse Split, as such number may be adjusted to reflect the rounding of fractional shares resulting from the Reverse Split) (of which options to purchase an aggregate of 296,361 shares of Parent Common Stock (reflecting the Reverse Split, as such number may be adjusted to reflect the rounding of fractional shares resulting from the Reverse Split) are currently exercisable) and warrants to purchase an aggregate of 364,810 shares of Parent Common Stock (reflecting the Reverse Split, as such number may be adjusted to reflect the rounding of fractional shares resulting from the Reverse Split), all of which warrants are currently exercisable.   All outstanding shares of capital stock of Parent have been duly authorized and validly issued and are fully paid and nonassessable.

(b)               Except as set forth in this Section 5.04 and for changes since March 31, 2010 resulting from the exercise of stock options or the grant of stock based compensation to directors or employees, there are no outstanding (i) shares of capital stock of, or other voting securities or ownership interests in, Parent, (ii) securities of Parent convertible into or exchangeable for shares of capital stock of, or other voting securities or ownership interests in, Parent, or (iii) options or other rights to acquire from Parent, or other obligation of Parent to issue, any capital stock of, or other voting securities or ownership interests in, or any securities convertible into or exchangeable for, capital stock of, or other voting securities or ownership interests in, Parent.  There are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the items listed in clauses (i), (ii) and (iii) above, except from former employees, directors and consultants in accordance with currently effective agreements providing for the repurchase of shares in connection with any termination of service to it or its Subsidiaries.

(c)               The shares of Parent Common Stock to be issued as part of the Merger Consideration have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued and will be fully paid and nonassessable and the issuance thereof is not subject to any preemptive or other similar right.

Section 5.05              Subsidiaries.

Each Subsidiary of Parent: (i)  is a legal entity duly formed, validly existing and, to the extent applicable, in good standing under the laws of its jurisdiction of formation, (ii) has all organizational powers to carry on its business as now conducted, and (iii) is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where that qualification is necessary with such exceptions, in the case of each of clauses (i) through (iii) above, as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  All material Subsidiaries of Parent and their respective jurisdictions of incorporation are identified in Parent 20-F.

Section 5.06              SEC Filings.

(a)               The following documents are available on the SEC’s EDGAR system: (i) the Parent 20-F, (ii) its report on Form 6-K containing Parent’s results for its fiscal quarter ended March 31, 2010, and (iii) all of its other reports, statements, schedules and registration statements filed with or furnished to the SEC by Parent since January 1, 2009 (the documents referred to in this Section 5.06(a), collectively, the “Parent SEC Documents”).

(b)               As of the date it was filed with, or furnished to, the SEC, each Parent SEC Document complied as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be.

(c)               As of the date it was filed with, or furnished to, the SEC, each Parent SEC Document did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d)               The principal executive officer and the principal financial officer of Parent have made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the relevant Parent SEC Documents filed by Parent.

Section 5.07              Financial Statements.

(a)               The audited consolidated financial statements and unaudited consolidated interim financial statements (including, in each case, any notes thereto) included in the Parent SEC Documents, fairly present, in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

(b)               Except (i) as disclosed in the Parent Financial Statements, (ii) for liabilities and obligations incurred in the ordinary course of business and consistent with past practice of Parent and its Subsidiaries since the Balance Sheet Date, or (iii) for liabilities and obligations arising under this Agreement, neither Parent nor any of its Subsidiaries has any liability, commitment or obligation of any nature (matured or un matured, absolute or accrued, fixed or contingent or otherwise) required by GAAP to be reflected or reserved against on a consolidated balance sheet of Parent, subject, in the case of any unaudited financial statements, to standard audit adjustments. Except for obligations and liabilities reflected in the Parent Financial Statements, Parent has no material off balance sheet obligation or liability of any nature (matured or un-matured, fixed or contingent) to, or any financial interest in, any third party or entities, the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of debt expenses incurred by Parent or any Subsidiary thereof.

Section 5.08              Finders’ Fees.

Except as set forth on Section 5.08 of the Parent Disclosure Schedule, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent or any of its Affiliates who might be entitled to any fee or commission from any Person in connection with the transactions contemplated by this Agreement.

Section 5.09              Antitakeover Laws.

To the Knowledge of Parent, no “fair price,” “control share acquisition,” “moratorium” or other antitakeover laws, other than those with which this Agreement complies, apply or purport to apply to this Agreement, or any of the transactions contemplated hereby or thereby.  Parent does not have a shareholder rights plan or “poison pill.”

Section 5.10              Grants, Incentives and Subsidies.

Section 5.10 of the Parent Disclosure Schedule provides a complete list, as of the date hereof, of all pending and outstanding grants, incentives, exemptions, tax reductions and subsidies from the Government of the State of Israel or any agency thereof, or from any foreign governmental or administrative agency (collectively, “Grants”).  Parent has made available to the Company, prior to the date hereof, correct copies of all documents evidencing Grants submitted by Parent and of all letters of approval, certificates of completion, and supplements and amendments thereto, granted to Parent, and all material correspondence related thereto.  Section 5.10 of the Parent Disclosure Schedule lists, as of the date hereof (i) the aggregate amount of each Grant, the identity of the government agency issuing such Grant, and the date and title of the document evidencing such Grant, (ii) the aggregate outstanding obligations of Parent under each Grant with respect to royalties and (iii) the outstanding amounts to be paid by Parent.  Parent is in compliance, in all material respects, with the terms and conditions of all Grants and, except as disclosed in Section 5.10 of the Parent Disclosure Schedule, has duly fulfilled, in all material respects, all the undertakings required thereby.  Parent has not received written notice of the revocation or material modification of any of the Grants.

Section 5.11              Foreign Corrupt Practices Act.

Neither Parent nor any of its Subsidiaries nor, to the Knowledge of Parent, any director, officer, agent, employee, Affiliate or other Person acting on behalf of Parent or any of its Subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation by such Persons of the FCPA, including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA and Parent and, to the Knowledge of Parent, any director, officer, agent, employee, Affiliate or other Person acting on behalf of Parent, have conducted their respective businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

Section 5.12              Employee Plans; Labor Matters.

(a)               Section 5.12(a) of Parent Disclosure Schedule sets forth as of the date hereof an accurate and complete list of all Employee Plans.

(b)               Neither Parent nor any ERISA Affiliate thereof nor any predecessor thereof sponsors, maintains or contributes to, or has in the past sponsored, maintained or contributed to, any Employee Plan subject to Title IV of ERISA.

(c)               Neither Parent nor any ERISA Affiliate thereof nor any predecessor thereof contributes to, or has in the past contributed to, any multiemployer plan, as defined in Section 3(37) of ERISA.

(d)               (i) Neither Parent nor any of its Subsidiaries is a party to any collective bargaining or other labor union contracts, (ii) no collective bargaining agreement or other labor union contract is being negotiated by Parent or any of its Subsidiaries, and (iii) there is no pending or, to the Knowledge of Parent, threatened labor dispute (including a dispute or claim by a present or former employee or independent contractor performing services for Parent or any of its Subsidiaries, including with respect to overtime pay, wages, salaries) strike or work stoppage against Parent or any of its Subsidiaries, as would reasonably be expected to have a Company Material Adverse Effect.

(e)               There are no actions, suits or claims pending (other than routine claims for benefits), or, to the Parent's Knowledge, threatened against, or with respect to, any of Parent's Employee Plans or their assets, and there is no basis for any such action, suit or claim.

(f)               Parent and its Subsidiaries have substantially performed all obligations, whether arising by operation of Applicable Law or by contract, required, to be performed by them in connection with Parent's Employee Plans.

(g)               Parent and its Subsidiaries are and have been in compliance in all material respects with all labor and employment related Applicable Laws.

(h)               Parent’s obligations to provide severance pay to all employees residing or working in Israel pursuant to applicable law or contract are either fully funded by managers' insurance or pension funds or have been provided for in the Parent Financial Statements.

Section 5.13              Litigation.

Except as disclosed in the Parent Financial Statements or in Section 5.13 of the Parent Disclosure Schedule, there is no material suit, proceeding, claim, mediation, arbitration or investigation pending or, to Parent’s Knowledge, threatened, against Parent, any of its Subsidiaries, or any of their respective assets or properties, by or before any Governmental Authority.  There is no continuing judgment, decree, injunction or order against the Company or any Subsidiary, any of their respective assets or properties.

Section 5.14              Taxes.

(a)            (i) Parent and each of its Subsidiaries has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Taxing Authority all income taxes due and payable and, to the Parent's Knowledge, all other Taxes due and payable, or has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual for all material Taxes through the end of the last period for which Parent and its Subsidiaries ordinarily record items on their respective books except for such Taxes as are or will be contested in good faith by appropriate proceedings, and (ii) no Tax Return of either the Company or any Subsidiary thereof is currently subject to any pending audit.

(b)           There is no written claim against Parent or any of its Subsidiaries for any Taxes, and no assessment, deficiency or adjustment has been asserted, proposed or threatened in writing with respect to any Tax Return of or with respect to Parent or any of its Subsidiaries.

(c)           Neither Parent nor any of its Subsidiaries has entered into any Tax allocation, sharing or indemnity agreement under which the Company or its Subsidiaries could become liable to another Person (other than Parent or its Subsidiaries) as a  result of the imposition of Tax upon such Person, or the assessment or collection of Tax.

Section 5.15              Insurance.

Parent and each of its Subsidiaries has in full force and effect insurance policies providing insurance in such amounts and against such risks as each of Parent and its Subsidiaries reasonably has determined to be prudent in accordance with the conduct of their respective businesses. Section 5.15 of Parent Disclosure Schedule lists all such insurance policies. Parent has not received any written notice from any insurance provider that any of the currently effective insurance policies shall not be renewed on terms substantially identical to the current terms of such policy.

Section 5.16              Properties.

(a)               Parent and each of its Subsidiaries has good and marketable title to, or in the case of leased properties and assets, valid leasehold interests in, all of their properties and assets and all properties and assets leased to them, respectively in each case that are material to Parent and its Subsidiaries taken as a whole and are required by them to conduct their respective businesses as currently conducted, free and clear of all Liens, except for dispositions of such properties or assets in the ordinary course of business consistent with past practice and except for Permitted Liens. All leases pursuant to which Parent or any of its Subsidiaries lease from others real or personal property are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default of Parent or any of its Subsidiaries or, to Parent's Knowledge, any other party (or any event which with notice or the lapse of time, or both, would constitute a material default and in respect of which Parent or any of its Subsidiaries has not taken adequate measures to prevent such default from occurring) that, in each case would be material to Parent and its Subsidiaries taken as a whole.

(b)               Neither Parent nor any of its Subsidiaries owns any real property.

(c)               The representations and warranties set forth in this Section 5.16 do not apply to Intellectual Property, or other intellectual property assets or rights.

Section 5.17              Intellectual Property.

(a)               To the Parent's Knowledge, it has title and ownership to or license to use all Intellectual Property necessary for its business as now conducted and as currently proposed to be conducted. To Parent’s Knowledge, as of the date hereof, the business and operations of Parent and its Subsidiaries as they are currently conducted do not conflict with or infringe any Intellectual Property or the rights of any Third Party where such infringement, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect (a "Parent Material Infringement").

(b)               Parent has not received from any other Person any written notification with respect to any Parent Material Infringement.

(c)               Except as may be required by Applicable Law, there are no material restrictions on Parent's ability to market, offer for sale, sell, license, transfer, use, make, have made, distribute, modify, disclose or otherwise exploit any Intellectual Property of Parent.

(d)               No procedures have been commenced in any jurisdiction, nor have any been, to the Parent's Knowledge, threatened, which would be reasonably expected to result in (i) the cancellation of any Parent issued patent, registered trademark or service-mark or registered copyright or (ii) the failure to issue any patent, trademark or service-mark or copyright registration application.

(e)               Parent has taken security measures, including measures against unauthorized disclosure, to protect the secrecy, confidentiality and value of Parent's Intellectual Property, which measures are reasonable and customary in the industry in which Parent operates.

Section 5.18              Environmental Health and Safety.

No claim, action, suit, litigation, proceeding or investigation has been filed or commenced against Parent or any of its Subsidiaries alleging any failure to comply with any such Applicable Laws.  Neither Parent nor any of its Subsidiaries has any liability under any Applicable Law or common law remedy concerning the release or threatened release of Hazardous Substances, public health and safety, or pollution or protection of the environment.

Section 5.19              No Reliance.

The Company acknowledges that Parent has not made and is not making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Section 5.

ARTICLE 6
Covenants of the Company

Section 6.01              Indemnification Agreements and D&O insurance.

(a)               Following the Effective Time, Parent shall not, and shall cause it Representatives not to, take any steps to, or that are reasonably expected to, (i) amend in a manner adverse to any current or past director or officer of Parent any indemnification agreement to which any such officer or director is currently a party, or any directors and officers (“D&O”) or other similar insurance policy which covers such officer or director, or (ii) amend the indemnification provisions set forth in Parent's Articles of Association in a manner adverse to any current or past director of officer of Parent.

(b)               Parent shall maintain a policy or policies of D&O liability insurance covering any current or past directors and officers of Parent for acts and omissions occurring prior to the Closing Date, with coverage in amount and scope no less favorable in the aggregate than Parent's existing D&O liability insurance coverage, for a period of seven (7) years after the Closing Date; provided, however, that, if Parent ceases to maintain a D&O insurance policy during such seven-year period, Parent shall obtain a “tail” policy for such coverage, which (i) has an effective term of seven (7) years from the Closing Date, (ii) covers each current or past director and officer for seven (7) years following the date on which any such person ceases to serve as officer or director, provided that such coverage period shall be no longer than seven (7) years from the Closing Date and (iii) contains terms that are no less favorable than those of Parent's directors' and officers' insurance policy in effect at the Closing Date.  Parent shall maintain such policy in effect and continue to honor the obligations thereunder for a period of not less than seven (7) years after the Closing Date. Notwithstanding the foregoing, in no event shall Parent be required to obtain such "tail" policy if the premium of such policy would exceed $70,000 per annum.

(c)           The officers and directors to whom Section 6.01 applies shall be intended third party beneficiaries of Section 6.01.  The provisions of this Section 6.01 are intended to be for the benefit of each such officer and director, his or her successors, heirs or representatives.  Parent shall pay all reasonable expenses, including reasonable attorneys' fees, that may be incurred by any officer and director covered by this Section 6.01 in enforcing the indemnity and other obligations provided in this Section 6.01.

Section 6.02              Form 6-K; Public Announcements; Management

(a)           Immediately following the Effective Time, Parent shall submit to the SEC the Form 6-K substantially in the form attached hereto as Exhibit F.

(b)           Immediately following the Effective Time, Parent and the Company shall issue a joint press release substantially in the form of Exhibit G.

(c)           Immediately following the Effective Time, (i) Mr. Ilan Rosen shall continue as the Chairman of the board of directors of Parent and Ms. Tsipi Kagan and Mr. Yoseph Dauber shall continue to serve as external directors of Parent, and (ii) subject to the discretion of the Chief Executive Officer of Parent, all current officers of Parent shall retain their current titles (other than Mr. Ido Gur and Mr. Joshua Di-nur, who shall remain with the Parent in another capacity)) and shall be responsible for Parent's Israel region in their respective areas of responsibility.

Section 6.03              Filing of Registration Statement; Extension of Exercise Period of Current Option Holders

Immediately prior to the Effective Time, the Parent withdrew certain registration statements that were previously filed by the Parent with the SEC, including registration statements on Form S-8, file numbers 333-131870 and 333-106400. The Parent will file with the SEC, not later than 60 days following the Effective Time, a new registration statement on Form S-8 covering all shares of Parent Common Stock underlying all of Parent’s currently existing stock option plans (including shares underlying currently outstanding options), and will maintain such registration statement until the earlier of (i) expiration of the period during which options to purchase shares of Parent Common Stock granted under such stock option plans may be exercised (reflecting the exercise period extension described below) and (ii) the date on which all shares underlying such registration statement are resold. The period during which currently outstanding options to purchase Parent Common Stock (including options held by directors and employees of Parent or any Subsidiary thereof, whose service or employment is terminated in connection with the consummation of the Merger) may currently be exercised will be extended by the period (the “Extension Period”) that will elapse from the Effective Time until the date on which the foregoing new registration statement becomes effective (or, in the event that the exercise period of any options held by any current employee or director expires before such new registration statement becomes effective, then such director or employee shall have the right to exercise the options currently held by him for a period equal to the Extension Period after such registration statement becomes effective); and the Parent will execute all such agreements or other documents (including amendments to currently existing stock option agreements) that are necessary to accommodate the foregoing rights of the option holders. The service of the directors of Parent referred to in Section 7.03(a) will be deemed to have been terminated in connection with the consummation of the Merger for purposes of this section.

ARTICLE 7
Conditions to the Merger

Section 7.01              Conditions to the Obligations of Each Party.

The obligation of each of the Company, Parent and Merger Subsidiary to consummate the Merger is subject to the satisfaction of the following conditions:

(a)               no Applicable Law of any jurisdiction in which either Parent or the Company has material business or operations, shall prohibit or enjoin the consummation of the Merger;

(b)               all approvals, consents, actions, notices and filings that are required to have been obtained, taken or made shall have been obtained, taken or made;

(c)               the shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on NASDAQ, subject to compliance with the $4 per share bid price requirement and official notice of issuance; and

(d)               no order or permanent injunction or other order issued by any Governmental Authority of competent jurisdiction which has the effect of making the Merger illegal or otherwise permanently prohibiting or preventing the consummation of the Merger shall be in effect.

Section 7.02              Conditions to the Obligations of Parent and Merger Subsidiary.

The obligation of each of Parent and Merger Subsidiary to consummate the Merger is subject to the satisfaction of the following further conditions:

(a)               The Company shall have delivered to Parent and the Exchange Agent the Allocation Certificate, the Shareholders List and the Rep Letters.

(b)               The Company shall have executed and delivered to the Parent the Certificate of Merger, duly signed by the Company.

Section 7.03              Conditions to the Obligations of the Company.

The obligations of the Company to consummate the Merger are subject to the satisfaction of the following further conditions:

(a)               Parent shall have delivered to Company a resignation letter of each of Messrs. Robert Wadsworth and Eran Dariel from the Parent's board of directors, in the form attached hereto as Exhibit I.

(b)               Parent shall have executed and delivered to the Company a registration rights agreement between Parent, on the one hand, and Mr. Daniel Borislow, on the other hand, in the form attached hereto as Exhibit J.

(c)               The board of directors of Parent shall have appointed each of Messrs. Daniel Borislow, Yuen Wah Sing, Richard Schaeffer and Mr. Gerald Vento to the Parent’s board of directors, effective as of the Effective Time, pursuant to written resolutions of the board of directors of Parent.

(d)               The Parent shall have delivered to the Transfer Agent, with a copy to the Company, the irrevocable instructions in the form attached hereto as Exhibit C.

(e)               The Parent's Board of Directors shall have resolved that Mr. Daniel Borislow be appointed as Chief Executive Officer of Parent, effective at the Effective Time.

ARTICLE 8
Miscellaneous

Section 8.01              Notices.

All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to Parent or Merger Subsidiary, to:

12 Benny Gaon Street, Building 2B
Poleg Industrial Area, Netanya
Attention: Chief Executive Officer
Facsimile No.: (972) (9) 9561867

with a copy to:
Meitar Liquornik Geva & Leshem Brandwein
16 Abba Hillel Road
Ramat Gan 52506
Israel
Facsimile:  (972) (3) 610 3111
Attention:  Dan Shamgar, Advocate
                  Mike Rimon, Advocate
e-mail:  dshamgar@meitar.com
              mrimon@meitar.com

if to the Company, to:

YMax Corporation
5700 Georgia Avenue
West Palm Beach, FL  33405
Attention:  President and CEO
Facsimile No.: 561-832-8377

with a copy to:

Arnold & Porter LLP
555 12th Street, NW
Washington, DC  20004-1206
Attention: Richard Firestone, Esq.
Facsimile No.: 202-942-5999

and

Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co.
1 Azrieli Center
Tel Aviv 67021 Israel
Attention: Daniel K. Gamulka, Adv.
Facsimile No.: +972-3-607-4411

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 8.02              Survival of Representations, Warranties and Agreements.

The representations, warranties and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time; provided that, this Section 8.02 shall not limit any covenant or agreement of any party hereto that by its terms expressly contemplates performance after the Effective Time or the survival of this Article 8 after the Effective Time.

Section 8.03              Amendments and Waivers.

(a)               Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective.

(b)               No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 8.04              Expenses.

Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 8.05              Binding Effect; Benefit; Assignment.

(a)               Except as set forth herein, the provisions of this Agreement shall be binding upon and shall inure only to the benefit of the parties hereto.  Except for the provisions of, Section 6.01 and Section 6.03, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto. The persons referred to in, Section 6.01 and Section 6.03 shall be deemed third party beneficiaries thereof.

(b)               No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto.

Section 8.06              Governing Law.

This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without regard to the conflicts of law rules of such state, except to the extent that certain matters are preempted by the federal securities laws or are governed by the law of the jurisdiction of organization of the respective parties hereto.

Section 8.07              Jurisdiction.

The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  Process in any suit, action or proceeding described in the preceding paragraph may be served on any party anywhere in the world, whether within or without the jurisdiction of any court identified in the preceding paragraph.  Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 8.01 shall be deemed effective service of process on such party.

Section 8.08              Waiver of jury trial.

Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this agreement or the transactions contemplated hereby.

Section 8.09              Counterparts; Effectiveness.

This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto.  Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 8.10              Entire Agreement.

This Agreement and the Confidentiality Agreement dated March 19, 2010, between Parent and the Company constitute the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof.

Section 8.11              Severability.

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such a determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to give effect to the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 8.12              Specific Performance.

The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof.

Section 8.13              Disclosure Schedule References.

The parties hereto agree that any reference in a particular Section of the Company Disclosure Schedule or the Parent Disclosure Schedule, as the case may be, shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the Company or Parent, as the case may be, that are contained in the corresponding Section of this Agreement, and (ii) any other representations and warranties of the Company or Parent, as the case may be, that are contained herein, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such other representations and warranties is reasonably apparent. Any disclosure referenced in this Agreement is solely for the purposes of this Agreement, and is not a statement by any party as to their materiality or any statement for any other purpose.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

YMAX CORPORATION

By:	/s/ Daniel Borislow
Name:	Daniel Borislow
Title:	President and Chief Executive
Officer

VOCALTEC COMMUNICATIONS LTD.

By:	/s/ Ilan Rosen
Name:	Ilan Rosen
Title:	Chairman of the Board of Directors

VOCALTEC MERGER SUB, INC.

By:	/s/ Ilan Rosen
Name:	Ilan Rosen
Title:	Chairman of the Board of
Directors